Registration No. 333-115278

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM F-1 POS/AM-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

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HOMELAND PRECIOUS METALS CORP.
 (Exact name of registrant as specified in its charter)

Province of British Columbia, Canada	1081	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1489 Marine Drive
Suite 136
West Vancouver, British Columbia
Canada V7T 1B8
(Address of principal executive offices, including Postal Code)

Registrant's area code and telephone number:   (604) 922-6663

Conrad C. Lysiak
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [   ]

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Registration
Securities to Be Registered	Registered [2]	per Share [1]	Offering Price	Fee

Common stock, without par value:	13,537,800	$0.01	$135,378	$100.00

[1]     Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

[2]     Reflects a 3 for1 stock split that occurred on February 3, 2005

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

HOMELAND PRECIOUS METALS CORP.
 13,537,800 SHARES BEING SOLD BY SELLING SHAREHOLDERS

The 13,537,800 shares of common stock, without par value, of HOMELAND PRECIOUS METALS CORP., a British Columbia corporation, are offered by 40 selling shareholders from time to time. See "Plan of Distribution." The expenses of the offering, estimated at $25,000.00, are being paid by us. We will not receive any proceeds form the sale of shares by the selling shareholders.

The selling shareholders will offer and sell up to an aggregate of 13,537,800 common shares directly to the public at prices established on the Bulletin Board operated by the National Association of Securities Dealers, Inc. during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.Our last reported sale price of our common stock on the Bulletin Board was $0.02 on March 21, 2005.

WE CURRENTLY DO NOT OWN ANY PRECIOUS METALS OR RIGHTS TO THOSE METALS.

See "Risk Factors" beginning on page 6 to read about factors you should consider before buying common shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated _________________________, 2004.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our financial statements and related notes, to understand our business, our common shares and the other considerations that are important to your decision to invest in our common shares. You should pay special attention to the "Risk Factors" section.

The phrase "fiscal year" refers to the twelve months ended March 31 of the relevant year. All references to "$" or "dollars" mean U.S. dollars, unless otherwise indicated. All financial information with respect to us has been prepared in accordance with generally accepted accounting principles in the United States, unless otherwise indicated.

HOMELAND PRECIOUS METALS CORP.

We were incorporated pursuant to the Company Act (British Columbia) on April 28, 2003. We are a natural resource company engaged in the acquisition and exploration of natural resource properties. We commenced operations on April 28, 2003. As of today, we have not acquired any interests in any properties.We are currently looking for properties worthy of exploration and development.

We are an exploration stage company and there is no assurance that a commercially viable mineral deposit will exist on any property we select. Exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Corporate Information

Our offices are located at 1489 Marine Drive, Suite 136, West Vancouver, British Columbia, Canada V7T 1B8. Our telephone number is (604) 922-6663.

We have no subsidiary corporations.

Trademarks and Trade Names

We have no trademarks or trade names.

The Offering

Common shares offered by selling shareholders	13,537,800 shares
Common shares to be outstanding before and after the offering	13,537,800 shares
Estimated initial public offering price	Market Price
Use of proceeds	No proceeds will be received by us. All proceeds will be received by selling shareholders.

Risk factors

For a discussion of risks relating to this offering, see "Risk Factors."

No market has ever been established for our shares since incorporated.

We are required to file an annual report on Form 20-F with the Securities and Exchange Commission and Form 6-K. Form 6-K is required to be filed when the laws of British Columbia require us to disclose information. The Form 6-K must be filed promptly after information is made public by us. As a foreign private issuer, we will not be subject to the reporting obligations of Section 13, except as set forth above; the proxy rules of the Section 14 of the Securities Exchange Act of 1934; or, the insider reporting or short-swing profit rules of Section 16 of the Exchange Act.

Summary Consolidated Financial and Other Data

The selected historical data presented below has been derived from our financial statements. The financial statements for the period April 28, 2003 (Inception) to March 31, 2004 have been audited by Robison, Hill & Co. Certified Public Accountants.

Our financial statements are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

The following table summarizes certain financial information and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have not declared a dividend since our inception on April 28, 2003. There were no fluctuations in revenues and net income (loss) between the periods stated in the table below since we were inoperative during the applicable years. Please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations. For the reasons set forth herein the information shown below may not be indicative of our future results of operation.

Condensed Statements of Operations for period April 28, 2003 (Inception) to March 31, 2004

Per U.S. GAAP
Revenues	$-
Expense	16,573
Net Loss	(16,579)
Loss Per Share	-

Note:     Diluted loss per share has not been presented as the effect on basic loss per share would be anti-dilutive.

Condensed Balance Sheet Information as of March 31, 2004

PER U.S. GAAP
Total Assets	$60,290
Net Working Capital (Deficit)	59,947
Share Capital and Deficit	59,947
Weighted Average Number
of Shares	13,248,591

The total assets consisted of cash of $60,290. The foregoing reflects a 3 for 1 stock split which occurred on February 3, 2005.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to purchase our common shares. If any of the following risks occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common shares could decline, and you may lose all or part of the money you paid to purchase our common shares.

Company risks:
  Because our auditors have issued a going concern opinion we may not be able to achieve our objectives and may have to suspend or cease operations. Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. Currently, we need a minimum of US$10,000.00 in order to survive as a business for the next twelve months and we currently do not have plans to enter into any debt obligations with unrelated third parties in the next twelve months. We have $60,290 in cash as of March 31, 2004.

  Because the probability of an individual prospect ever having reserves is extremely remote, in all probability the properties we acquire will not contain any reserves, and any funds spent on exploration will be lost. Looking for mineralized material below the surface of the earth is very speculative. While equipment can detect mineralized material beneath the surface of the earth, the detection devices can not determine the type of mineralized material. The type of mineralized material can only be determined by extracting it from the ground.The likelihood of taking an unexplored piece of land and finding mineralized material is improbable.The likelihood of locating a valuable reserve is remote.Because the probability of an individual prospect ever having reserves is extremely remote, in all probability any properties that we obtain may not contain any reserves, and any funds spent on exploration will be lost.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations. We were incorporated on April 28, 2003, and we have not started our proposed business operations or realized any revenues since inception. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $16,579. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate, explore and develop a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. We have not generated any revenues from our operations and we don't anticipate any in the foreseeable future. This will happen because there are expenses associated with the research and exploration of mineral properties. We cannot guarantee we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

  Our sole officer and director does not have any technical training or experience in exploring for, starting, and operating a mine and accordingly, we will have to hire qualified personnel. If we cannot locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment. Our sole officer and director, Bruce E. Johnstone, has no experience with exploring for, starting, and operating a mine. He has does not have any technical training or experience in exploring for, starting, and operation a mine. As such, we will have to hire qualified persons to perform surveying, exploration, and excavation of our properties. Because or sole officer and director has no direct training or experience in these areas, he may not be fully aware of many of the specific requirements related to working within the industry. His decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to his lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

  We own no interests in any properties and have no known mineral reserves. Without mineral reserves we can not generate income and if we cannot generate income we will have to cease operations which result in the loss your investment.We own no interests in any properties and have no known mineral reserves. Without mineral reserves, we have nothing to economically remove. If we have nothing to economically remove from the property, we cannot generate income and if we cannot generate income we will have to cease operation which will result in the loss of your investment.

  Because we are small and do not have much capital, we must limit our property acquisitions and exploration and as a result may not find any minerals. Without any property or minerals, we cannot generate revenues and you will lose your investment.Because we are small and do not have much capital, we must limit our property acquisitions and exploration. Because we may have to limit our property acquisitions and exploration, we may not find any minerals, even though our properties may contain mineralized material. Without any minerals we cannot generate revenues and you will lose your investment.

  Because Mr. Johnstone has other outside business activities and will only be devoting four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration. Because Mr. Johnstone, our sole officer and director has other outside business activities and will only be devoting 4 hours of his time per week to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Johnstone. As a result, exploration of our properties may be periodically interrupted or suspended.

Industry risks:

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. Our exploration efforts will be continued on the receipt of further funding. Once further funding is obtained we will attempt to locate products, equipment and materials. If we cannot find the products and equipment we need we will have to suspend our exploration plans until we do find the products and equipment we need. Suspension or operations will result in the generation of revenues.

Investment risks:
  Because there is a limited public trading market for our common stock, you may not be able to resell your stock. There is currently a limited public trading market for our common stock on the Bulletin Board operated by the National Securities Dealers, Inc. Therefore, you may not be able to resell you shares.

  Because our securities are subject to penny stock rules, you may have difficulty reselling your shares. Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

  Because all of our assets and our officer and director are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our director and officer is a national and/or resident of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our director and officer predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our director and officer predicated upon the securities laws of the United States or any state thereof.

  We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors. Since PFIC status will be determined by us on an annual basis and will depend on the composition of our income and assets from time to time (as further discussed below), we cannot assure you that we will not be considered a PFIC for any taxable year. Such a characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. In particular, absent an election described below, a U.S. investor would be subject to U.S. federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of gain derived from a disposition of our shares, as well as certain distributions by us. In addition, a step-up in the tax basis of our shares would not be available upon the death of an individual shareholder. For this reason, if we are treated as a PFIC for any taxable year and you are a U.S. investor, you may desire to make an election to treat us as a "qualified electing fund" with respect to your shares (a "QEF election"), in which case you will be required to take into account a pro-rata share of our earnings and net capital gain for each year, regardless of whether we make any distributions to you. As an alternative to the QEF election, a U.S. investor may be able to make an election to "mark-to-market" our shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of our shares. We will be classified as a PFIC for U.S. federal income tax purposes if 50% or more of our assets, including goodwill (based on an annual quarterly average), are passive assets, or 75% or more of our annual gross income is derived from passive assets. The calculation of goodwill will be based, in part, on the then market value of our common shares, which is subject to change. In addition, the composition of our income and assets will be affected by how we spend the cash we raise in this offering.

  Because we may issue additional shares of common stock in public offerings or private placements, your ownership interest in us may be diluted.Because we may issue shares of common stock in public offerings or private placements in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

USE OF PROCEEDS

We will not receive any of the proceeds from sales of shares by the selling shareholders. We used part of the proceeds from the sale of the shares to the selling shareholders, as well as proceeds from a shareholder loan (CDN$441.36) to fund our operations with US$15,022.85 and CDN$2,031.84. The funds that were spent, were used for incorporation costs (CDN$441.36); to pay for general and administration expenses (US$22.85 plus CDN$66.00); and to pay for legal and accounting fees (US$15,000.00 plus CDN$1,524.48).

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We intend to retain earnings, if any, to fund the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our ability to pay dividends is effectively limited by the terms of some of the debt instruments of our subsidiaries, which significantly restrict their ability to pay dividends directly or indirectly to us.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2004, on a historical basis and as adjusted to reflect the sale of the shares.

This table should be read in conjunction with the section entitled, Management's Discussion and Analysis or Plan of Operation; our financial statements and notes; and other financial and operating data included elsewhere in this prospectus.

Stockholder's Equity:
Common Stock: 300,000,000 shares authorized, no par value
13,537,800 issued and outstanding	$76,526
Preferred Stock: 20,000,000 shares authorized, no par value
No shares issued and outstanding	-
Deficit accumulated during the exploration stage	(16,579)
TOTAL STOCKHOLDERS' EQUITY (deficit)	$59,947

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected historical data presented below has been derived from our financial statements. The financial statements for the period April 28, 2003 (inception) to March 31, 2004 have been audited by Robison, Hill & Co., Certified Public Accountants.

Our financial statements are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

The following table summarizes certain financial information and should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation." We have not declared a dividend since our inception on April 28, 2004. There were no fluctuations in revenues and net income (loss) between the periods stated in the table below since we were inoperative during the applicable years. Please refer to Management's Discussion and Analysis or Plan of Operation. For the reasons set forth herein the information shown below may not be indicative of our future results of operation.

Condensed Statements of Operations for the period April 28, 2003 (inception) to March 31, 2004:

Per U.S. GAAP
Revenues	$-
Expense	16,573
Net Loss	(16,579)
Loss Per Share	-

Condensed Balance Sheet Information as of March 31, 2004:

PER U.S. GAAP
Total Assets	$60,290
Net Working Capital (Deficit)	59,947
Share Capital and Deficit	59,947
Weighted Average Number
of Shares	13,248,591

The total assets were cash of $60,290. The foregoing reflects a 3 for 1 stock split which occurred on February 3, 2005.

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this registration statement. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, exploration stage corporation that does not own any interests in any properties or ore bodies, and has not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we obtain an interest in a property, find mineralized material, delineate an ore body, and begin removing and selling minerals. Currently we have US$59,977.15 and CDN$409.52 in cash. We believe that is enough money to acquire an interest in one property and begin exploration.

Our plan of operation, time frames involved and costs are as follows:

Item or Activity	Cost (US$)
Property Acquisition	$10,000
Consulting Service	$5,000
Surface Sampling & Geochemical Analysis	$5,000
Mobilization/Demobilization Contractor	$2,000
Dozer, Grader, Backhoe, ATV	$2,000
Reclamation/Bond	$3,000
Field Supplies	$300
Travel Expenses	$3,000
Accounting	$1,500
SEC Filing	$2,200

We have allocated $10,000 for the securing of one property. The property will most likely be located in the state of Nevada, U.S.A. We have not selected a property at this time. We intend to secure a property within the next twelve months. The cost of which should not exceed $10,000.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of rock sampling (the collection of a series of small chips over a measured distance, which is then submitted for a chemical analysis, usually to determine the metallic content over the sampled interval, a pre-determined location(s) on the property), and cost of analyzing these samples. Since we do not own an interest in any properties, we have not begun exploration. Consulting fees will not be paid except on an as needed basis and should not exceed $5,000.00 for the next 12 months.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could then not be spent on exploration.

Working capital is the cost related to operating our office. It is comprised of expenses for mail, stationary and other office supplies, and legal and accounting fees related to filing reports with the SEC. Telephone, office equipment, and minor office services are provided free of charge as an accommodation by our officer and director, Mr. Bruce Johnstone.

We have allocated a range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If our initial exploration proves positive results, we will expand the exploration activities to include reverse circulation drilling. This is a less expensive form of drilling that does not allow for the recovery of a tube or core of rock. The material is brought up from depth as a series of small chips of rock that are then bagged and sent in for analysis. This is a quicker and cheaper method of drilling, but does not necessarily give one as much information about the underlying rocks. If warranted, core drilling would follow this stage.

If we discover significant quantities of mineralized material, we will begin technical and economic feasibility studies to determine if we have reserves. Only if we have reserves will we consider developing the property.

Once we have secured a property, and if through early stage exploration we find mineralized material and it is feasible to expand the exploration program, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need, we will have to find alternative sources of funding, like a public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officer and director, however, our officer and director is unwilling to make any commitment to loan us any significant amounts of money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We will be conducting research in the form of exploration of the property we intend to secure. Our exploration program is explained in as much detail as possible in the business section of this registration statement. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of minerals and we have determined they are economical to extract from the land.

We do not intend to interest other companies in the properties if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. Any work that would be conducted on a property that we may secure will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

No Operating History

We have no operations upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of properties we may secure, and possible cost overruns due to price and cost increases in services.

We will have to retain experts to assist in locating appropriate projects, as we currently have no employees and our sole officer does not have any experience in the natural resource industry. In order to assist in deciding if we should invest in a particular project, we will first need to be provided with at least the following:

*	A description of the project and the location of the property;
*	The lands that will be subject to the exploration project;
*	The royalties, net profit interest or other charges applicable to the subject lands;
*	The estimated cost of any geophysical work contemplated; and
*	The estimated acquisition costs, exploration costs and development costs of the property.

To become profitable and competitive, we will have to conduct research and exploration of the properties we intend to acquire before we start exploration.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on April 28, 2003

Since inception, we obtained a small shareholder loan and have used our common stock to raise money for our start up expenses and initiate operations. Cash provided by financing activities from inception on April 28, 2003 to March 31, 2004 is CDN$441.36 from the shareholder loan, and US75,000.00 and CDN$2,000.00 which was raised through two private placements in British Columbia.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 13,537,800 shares of common stock in 2003 in consideration of US$75,000.00 and CDN$2,000.00. The foregoing 13,537,800 shares reflects a 3 for 1 stock split which occurred on February 3, 2005.

As of March 31, 2004, our total assets were $60,290 which consisted of cash and our total liabilities were $343 which was from a shareholder loan used to pay incorporation fees. Our assets are comprised of the funds raised from the aforementioned financing activities.

BUSINESS

We are a natural resource company engaged in the acquisition and exploration of natural resource properties. We commenced operations in 2003 and intend to seek and acquire one or more properties worthy of exploration. Natural resource exploration and development requires significant capital and our assets and resources are extremely limited. Therefore, we anticipate participating in the natural resource industry through the purchase of small interests in either producing properties or natural resource exploration and development projects.

We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any property we acquire. Exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

General

We were incorporated in the Province of British Columbia on April 28, 2003.

We are engaged in the acquisition and exploration of mining properties. Our Registered Office and Corporate Office in British Columbia is located at 1489 Marine Drive, Suite 136, West Vancouver, British Columbia, Canada V7T 1B8. This is by way of an office sharing arrangement being provided as an accommodation to us free of charge by our officer where we can receive mail and perform other minimal corporate functions. As our business operations grow, it will be necessary for us to seek appropriate individual office space. Management believes suitable office space will be available when it is needed. Our telephone number is (604) 922-6663.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Our proposed exploration program

We intend to acquire or option a property and prospect for gold in the state of Nevada. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations.

In addition, we may not have enough money to complete the exploration of our property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

After we acquire a property, we must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed. There is no assurance that we will ever acquire or option a property.

We intend to seek out raw undeveloped property by retaining the services of a professional mining geologist to be selected. As of the date of this registration statement, we have not selected a geologist. Our properties will in all likelihood be undeveloped raw land. That is because raw undeveloped land is much cheaper than to try to acquire an existing developed property. A developed property is one with a defined ore body.

Thereafter, exploration will be initiated.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore any property we may obtain. Again, at the present time we do not own any interest in any properties.

We do not claim to have any minerals or reserves whatsoever.

We intend to implement an exploration program which consists of rock sampling. Rock sampling is the collection of a series of small chips over a measured distance, which is then submitted for a chemical analysis, usually to determine the metallic content over the sampled interval, a pre-determined grid laid out on the property.If the rock sampling is successful, then further work by way of a Controlled Source Magnetotelluric survey may be in order. This is an electromagnetic method used to map the variation of the Earth's resistivity (the resistance of the earth to conduct electricity) by measuring naturally occurring electric and magnetic fields at the Earth's surface. This process gives an indication of where drilling locations may be warranted. If drilling were to be indicated, then our first choice would be Reverse Circulation Drilling. This is a less expensive form of drilling that does not allow for the recovery of a tube or core of rock. The material is brought up from depth as a series of small chips of rock that are then bagged and sent in for analysis. This is a quicker and cheaper method of drilling, but does not necessarily give one as much information about the underlying rocks. If warranted, core sampling would follow this stage. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract samples of earth. Our mining engineer will determine where drilling will occur on the property. As of the date of this registration statement, we have not retained the services of any mining engineers, and would not entertain doing so until an appropriate property has been secured. The drill samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the drill samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. Our current financial condition is designed to only fund the costs of rock sampling and testing.

The breakdown of estimated times and dollars was made by Mr. Johnstone. While Mr. Johnstone does not have any formal training in the area of exploration, he has been associated with other exploration corporations and believes he has sufficient knowledge of exploration to direct our administrative actions.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we do not own an interest in a property. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have a plan to take our company to revenue generation. That is because we have not located an ore body yet and it is impossible to project revenue generation from nothing.

If explore a property and do not find mineralized material, we will allow the option to expire.

Competitive Factors

The gold mining industry is fragmented. We will be competing with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we may be competing for property, once the property is optioned, there will be no competition for the exploration or removal of minerals from the property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Environmental Law and Regulations

The prospecting on our claims is provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local Bureau of Land Management (BLM) office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. From time to time, an archeological clearance may need to be contracted to allow the testing program to proceed.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our properties. Mr. Johnstone will handle our administrative duties. Because our sole officer and director is inexperienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of the property. The subcontractors we hire will determine the number of persons it will employ for surveying, exploration, and excavating of the property.Further, we will hire geologists and engineers as independent contractors on an as needed basis. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. Accordingly, we cannot determine at this time the precise number of people we will retain to perform the foregoing services.

Employees and Employment Agreements

At present, we have no employees, other than our sole officer and director. Our sole officer and director is a part-time employee and will devote about 10% of his time or four hours per week to our operation. Our sole officer and director does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our sole officer and director.

MANAGEMENT

Our sole officer and director is:

Name	Age	Position

Bruce Johnstone	49	President, Chief Executive Officer, Secretary, Treasurer, Principal Financial Officer and Director

Our sole director holds office until our next annual meeting of shareholders and until his successor has been elected and qualified. Our officers are elected by our board of directors at our annual meeting after each of our annual meetings of shareholders and hold office until their death, or until they resign or have been removed from office.

Bruce E. Johnston - President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer and Director

Since April 28, 2003, Bruce E. Johnstone, has served as our president, chief executive officer, secretary, treasurer, chief financial officer, and a member of the board of directors. From October 2002 to July 2003, Mr. Johnstone was president and secretary of Patriot Gold Corp., a gold exploration company located in West Vancouver, British Columbia, where he was instrumental in the reorganization of this company from its old business of ostrich farming to that of a resource exploration company. He was also responsible for finding the new management for this company and for securing its first property and private placement financing. Since June, 1987, Mr. Johnstone has been the president and secretary of Alpine Appliance Installations Ltd., an appliance installations and building renovations corporation located in North Vancouver, British Columbia.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we have limited operations, at the present time, we believe the services of a financial expert are not warranted.

Compensation of Directors

The sole member of our board of directors is not compensated for his services as a director. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts.

Compensation of Executive Officers

The following table sets forth the compensation paid by us from inception on April 28, 2003 through March 31, 2004 to each of our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards		Payouts
				Securities	Restricted
Names of				Other	Under	Shares of		Other
executive				Annual	Options/	Restricted		Annual
officers				Compen-	SARs	Shares	LTIP	Compens
and principal	Year	Salary	Bonus	sation	Granted	Units	Payouts	ation
positions	Ended	(CDN$)	(CDN$)	(CDN$)	(#)	(CDN$)	(CDN$)	(CDN$)

Bruce Johnstone	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
President, CEO, CFO	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil
and Director	2002	Nil	Nil	Nil	Nil	Nil	Nil	Nil

We do not anticipate paying any salaries in 2004.

Options & SARs Granted to Named Executive Officers

No options or SARs have been granted to any executive officers or directors and there are no options or SARs outstanding.

Equity Compensation Plans

We have no equity compensation plans.

Stock Option Plans and Long-Term Incentive Plan Awards

We do not have any stock option plans or long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

We have has no standard arrangement pursuant with which our directors are compensated by us for their services in their capacity as directors other than the unissued treasury shares reserved for the grant of directors' stock options. There has been no other arrangement pursuant to which our directors are compensated by us in their capacity as directors since our inception on April 28, 2003 through our accounting year ended March 31, 2004.

No executive officer, director or employee compensation plans have been established nor are any such plans contemplated pursuant to which cash or non-cash compensation will be paid to our executive officers, directors or employees other than as referred to herein.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of the shares and possess sole voting and dispositive power with respect to the shares.

			Percent of
Name of owner	Number of Shares	Position	Class

Bruce E. Johnstone	4,500,300	President, CEO, Secretary,	33.24%
102 Donaghy Avenue		Treasurer, CFO, and Director
North Vancouver, BC
Canada V7P 2L5

ALL OFFICERS AND	4,500,300		33.24%
DIRECTORS AS A GROUP
(1 Person)

There are no outstanding options to purchase shares of our common stock.

The shares were not issued to our sole officer and director as part of a compensation plan.

Selling Shareholders

At the present time our shares of common stock are not traded anywhere and there is no assurance that our shares will ever by listed for trading anywhere.

The following holders of our common shares will sell their common shares as set forth in the table below. The percentage of beneficial ownership before the offering is based on 13,537,800 common shares outstanding as of April 14, 2004. The percentage of beneficial ownership after the offering reflects the 13,537,800 common shares offered by this prospectus.

	Number		Number	Percentage
	of Shares		of Shares	of Shares
	Beneficially	Number	Beneficially	Beneficially
	Owned	of Shares	Owned	Owned
Name and Address of	Before	Being	After	Before	After
Beneficial Owner	Offering	Offered(1)	Offering	Offering	Offering

John Bellamy	390,000	390,000	0	2.88%	0
19933 - 46A Avenue
Langley, B.C.
V3A 5Z4

Penny Bellamy	210,000	210,000	0	1.55%	0
19933 - 46A Avenue
Langley, B.C.
V3A 5Z4

Jennifer Bigler	1,500	1,500	0	0.01%	0
4630 Eastridge Road,
North Vancouver, B.C.
V7G 1K4

Milo Bigler	1,500	1,500	0	0.01%	0
4630 Eastridge Road,
North Vancouver, B.C.
V7G 1K4

Ann Bird	270,000	270,000	0	1.99%	0
3380 Thompson Crescent,
West Vancouver, B.C.
V7V 3E7

Clive Bird	330,000	330,000	0	2.44%	0
3380 Thompson Crescent,
West Vancouver, B.C.
V7V 3E7

Warren Foster	255,000	255,000%			0
P.O. Box 91315,
West Vancouver, B.C.
V7V 3N9

Wendy Foster	360,000	360,000	0	2.66%	0
3370 Thompson Crescent,
West Vancouver, B.C.
V7V 3E7

John Fox	6,000	6,000	0	0.04%	0
4802 Strathcona Rd.
North Vancouver, B.C.
V7G 1V8

Patti Graham	150,000	150,000	0	1.11%	0
#23-2236 Folkstone Way,
West Vancouver, B.C.
V7S 2X7

Paul Graham	450,000	450,000	0	3.32%	0
#23-2236 Folkstone Way,
West Vancouver, B.C.
V7S 2X7

Deborah (Jane) Holden	180,000	180,000	0	1.33%	0
2240 Kings Avenue,
West Vancouver, B.C.
V7S 2C2

Mark Holden	420,000	420,000	0	3.10%	0
2240 Kings Avenue,
West Vancouver, B.C.
V7S 2C2

Bruce E. Johnstone	4,500,300	4,500,300	0	33.24%	0
102 Donaghy Avenue,
North Vancouver, B.C.
V7P 2L5

Greg Kneller	210,000	210,000	0	1.55%	0
445 Southborough Avenue
West Vancouver, B.C.
V7S 1M3

Arleigh Kurucz	600,000	600,000	0	4.43%	0
4802 Strathcona Rd.
North Vancouver, B.C.
V7G 1V8

Jill Kurucz	600,000	600,000	0	4.43%	0
2397 Lawson Avenue,
West Vancouver, B.C.
V7V 2E5

David Langley	345,000	345,000	0	2.55%	0
1090 Pigeon Avenue
Williams Lake, B.C.
V2G 2B9

Karla Langley	195,000	195,000	0	1.44%	0
1090 Pigeon Avenue
Williams Lake, B.C.
V2G 2B9

Nathan Langley	60,000	60,000	0	0.44%	0
Suite 424
1641 Lonsdale Avenue
North Vancouver, B.C.
V7M 2J5

Ed Lindahl	480,000	480,000	0	3.55%	0
2528 Haywood Avenue
West Vancouver, B.C.
V7V 1Y4

Lori Lindahl	120,000	120,000	0	0.89%	0
2528 Haywood Avenue
West Vancouver, B.C.
V7V 1Y4

Paul McKay	4,500	4,500	0	0.03%	0
2341 Larson Road
North Vancouver, B.C.
V7M 3A5

Susan McKay	3,000	3,000	0	0.02%	0
2341 Larson Road
North Vancouver, B.C.
V7M 3A5

Peter Marshall	375,000	375,000	0	2.77%	0
P.O. Box 664,
Lions Bay, B.C.
V0N 2E0

Betty Martin	1,500	1,500	0	0.01%	0
2066-131st Street,
Surrey, B.C.
V4A 8M1

Tony Martin	1,500	1,500	0	0.01%	0
Unit 112, 8310-130th Street,
Surrey, B.C.
V3W 8J9

Karen Matheson	3,000	3,000	0	0.02%	0
2316 Mathers Avenue
West Vancouver, B.C.
V7V 2H6

Peter Morris	450,000	450,000	0	3.32%	0
6501 Lakes Road
Duncan, B.C.
V9L 5V7

Wendy Morris	150,000	150,000	0	1.11%	0
6501 Lakes Road
Duncan, B.C.
V9L 5V7

Margaret Ramsdale	390,000	390,000	0	2.88%	0
445 Southborough Avenue
West Vancouver, B.C.
V7S 1M3

Ivan Sauvé	405,000	405,000	0	2.99%	0
#121-2979 Panorama Drive
Coquitlam, B.C.
V3E 2W8

Monica Sauvé	195,000	195,000	0	1.44%	0
#121-2979 Panorama Drive
Coquitlam, B.C.
V3E 2W8

Colin Seddon	330,000	330,000	0	2.44%	0
Unit #1,
19299 - 94th Avenue
Surrey, B.C. V4N 4E6

Charlene Seddon	270,000	270,000	0	1.99%	0
1435 Inglewood Avenue,
West Vancouver, B.C.
V7T 1Z2

Lea Thorson	225,000	225,000	0	1.66%	0
P.O. Box 104, Knutsford,
Kamploops, B.C.
V0E 2A0

Graham Young	450,000	450,000	0	3.32%	0
4703 Woodley Drive,
West Vancouver, B.C.
V7S 3A1

Alexandra Young	150,000	150,000	0	1.11%	0
4703 Woodley Drive,
West Vancouver, B.C.
V7S 3A1

Total	13,537,800	13,537,800	0	100%	0%

The foregoing table reflects a 3 for 1 stock split that occurred on February 3, 2005.

RELATED PARTY TRANSACTIONS

Other than as disclosed herein, our officer, director and principal shareholders, or any of our associates or affiliates, have not participated in and have no other interest, direct or indirect, in any material transactions in which we have participated, or in any proposed transaction which has materially affected or will materially affect our company since our inception and through April 14, 2004.

There are no additional interests of management in transactions involving our company except for those stated in the Notes to the Financial Statements.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized common stock consists of 300,000,000 shares, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock, now outstanding, are fully paid for and non-assessable and all shares of common stock will be fully paid for and non-assessable. We refer you to our articles of incorporation, bylaws and the applicable statutes of the laws of British Columbia for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this registration statement, we have not paid any cash dividends to our stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of preferred stock, no par value. No preferred shares are outstanding. The preferred shares were not subject to the stock split that occurred on February 3, 2005.

Anti-takeover provisions

There are no British Columbia anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Dividends

Holders of the common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividend has been paid on the common stock since inception, and none is contemplated in the foreseeable future.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file is Form 20-F. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251 and its telephone number is (480) 481-3940.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

U.S. federal income tax considerations describes the material U.S. federal income tax matters expected to be relevant to U.S. Holders (as defined below) who hold our common shares as a capital asset. This discussion is based upon, as of the date hereof, the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the"Code"), Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretation thereof, all of which are subject to change either prospectively or retroactively, or are subject to different interpretations. We did not obtain, nor do we intend to obtain, a ruling from the Internal Revenue Service as to any United States federal income tax consequences discussed below and there can be no assurances that the Internal Revenue Service will not take contrary positions.

As used herein, the term "U.S. Holder" means a beneficial owner of common shares that is for United States federal income tax purposes:

*	a citizen or resident of the United States;

*

a corporation, or other entity taxed as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

*	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

a trust, if both (a) a United States court is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust. The discussion below does not address all of the United States federal income tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the tax consequences to U.S. Holders subject to special treatment under the United States federal income tax laws, such as:

*	certain financial institutions;

*	insurance companies;

*	traders in securities that elect to mark-to-market;

*	securities dealers;

*	partnerships or other entities classified as partnerships for United States federal income tax purposes;

*	tax-exempt organizations;

*	persons that hold the common shares as part of an integrated investment (including a straddle);

*	persons owning, directly, indirectly or constructively, 10% or more of your voting stock;

*	persons whose "functional currency" is not the U.S. dollar. The discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

Prospective investors are urged to consult their own tax advisors as to the federal, state and other tax consequences of acquiring, holding and disposing of our common shares.

General

Distributions

Subject to the discussion under "Special Tax Provisions" below, distributions of cash or property made by us with respect to the common shares will constitute dividends to U.S. Holders, to the extent that the distributions are made out of our current or accumulated earnings and profits of us (as determined for United States federal income tax purposes). Dividends paid by us are includible in a U.S. Holder's gross income and are taxable as ordinary income. If a portion of a distribution made by us with respect to the common shares exceeds its current and accumulated earnings and profits, that portion will be treated as nontaxable return of capital, which will reduce the U.S. Holder's adjusted basis in the common shares (but not below zero). To the extent a distribution exceeds the U.S. Holder's adjusted basis in the common shares, the distribution will constitute capital gain. Dividends received by a corporate U.S. Holder from us generally will not be eligible for the dividends received deduction.

For United States foreign tax credit purposes, a distribution treated as a dividend for United States federal income tax purposes will constitute income from sources outside the United States. In the case of U.S. Holders who are not residents of Canada, the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), provides that dividends received in respect of the common shares generally will be subject to a 15% Canadian withholding tax. Subject to limitations set forth in the Code, as modified by the Convention, including certain minimal holding periods, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian tax withheld from dividends paid in respect of common shares. The limitation on foreign taxes eligible for the foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by us generally will constitute "passive income," or in the case of certain U.S. Holders, "financial services income." The rules relating to the United States foreign tax credit are extremely complex and the availability of the foreign tax credit depends on numerous factors.

If a dividend is paid in a currency other than the U.S. dollar, the amount includible in a U.S. Holder's gross income will be the U.S. dollar value of the dividend, calculated by reference to the exchange rate in effect on the date the U.S. Holder receives the dividend, regardless of whether the payment actually is converted into U.S. dollars. Gain or loss, if any, that a U.S. Holder realizes as a result of currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend in gross income to the date the U.S. Holder converts the payment into U.S. dollars will be treated as ordinary income or loss for United States federal income tax purposes. This gain or loss generally will be from sources within the United States for United States foreign tax credit purposes.

Dispositions

Generally, subject to the discussion of "Special Tax Provisions" immediately below, upon a sale or other taxable disposition of the common shares, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other property that the U.S. Holder receives in the sale or other taxable disposition (the "amount realized") and the U.S. Holder's adjusted tax basis in the common shares. Subject to the passive foreign investment company rules discussed below, the U.S. Holder's gain or loss will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the common shares were held by the U.S. Holder for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are eligible for preferential United States federal income taxation rates. Any gain or loss recognized by U.S. Holders on a sale or other taxable disposition of the common shares generally will be treated as derived from U.S. sources for United States foreign tax credit purposes.

The deduction of capital losses is subject to certain limitations under the Code. A capital loss realized by a non-corporate U.S. Holder is allowable as an offset against capital gain and up to $3,000 of ordinary income. Any capital loss not utilized in any taxable year by a non-corporate U.S. Holder may be carried forward indefinitely and used to offset capital gain and up to $3,000 of ordinary income in any future taxable year of the non-corporate U.S. Holder. A capital loss realized by a corporate U.S. Holder is allowable as an offset only against capital gain. Any capital loss not utilized by a corporate U.S. Holder first must be carried back and applied against capital gain in the three years preceding the year of the sale or other taxable disposition giving rise to the capital loss, and then may be carried forward to the five taxable years subsequent to the year of the sale or other taxable disposition. The amount that a corporate U.S. Holder generally may carry back is limited, however, to an amount that does not increase or produce a net operating loss in the carryback year.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to distributions made by us to a U.S. Holder with respect to the common shares, or to the proceeds of a sale, redemption or other disposition of the common shares. Under the backup withholding rules, a paying agent may be required to withhold tax from a U.S. Holder's distributions or proceeds, if the U.S. Holder fails to furnish a correct taxpayer identification number and comply with certain certification procedures, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Some U.S. Holders (including, among others, corporations) are exempt from the backup withholding requirements. Any amounts withheld under the backup withholding rules generally may be claimed by a U.S. Holder as a credit against the U.S. Holder's United States federal income tax liability and the U.S. Holder may be entitled to receive a refund, provided that the required information is furnished to the Internal Revenue Service.

Special Tax Provisions

Some provisions of the Code specifically deal with the United States federal income tax treatment of investments by U.S. persons in foreign corporations and may alter the United States federal income tax consequences described above or propose special rules for United States foreign tax credit purposes.

Passive Foreign Investment Company

U.S. persons owning shares of a "passive foreign investment company" ("PFIC") are subject to a special United States federal income tax regime with respect to specified distributions received from the PFIC and gain from the sale or disposition of PFIC stock. A foreign corporation generally will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

*	at least 75% of its gross income is "passive income;" or

*	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from "qualified active sales" of commodities and "qualified hedging transactions" involving commodities, within the meaning of applicable Treasury Regulations. Based on certain estimates of the gross income and gross assets, we do not believe that we are currently a PFIC, nor do we anticipate becoming a PFIC in the foreseeable future. However, since PFIC status will be determined by us on an annual basis and PFIC status depends upon the composition of our income and assets (including, among others, less than 25% owned equity investments), and the nature of its activities, from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. In addition, we will not obtain an opinion of counsel, and no ruling will be sought from the Internal Revenue Service, regarding our characterization as a PFIC for United States federal income tax purposes.

If we are treated as a PFIC for any taxable year during which a U.S. Holder held common shares, some adverse consequences could apply to the U.S. Holder (see discussion below). For this reason, if we are treated as a PFIC for any taxable year, a U.S. Holder may desire to make an election to treat us as a "qualified electing fund" (a "QEF") with respect to the electing U.S. Holder. Generally, a QEF election should be made on or before the due date for filing the electing U.S. Holder's United States federal income tax return for the first taxable year in which the common shares are held by the U.S. Holder and we are treated as a PFIC.

If a timely QEF election is made, whether or not distributed by us, the electing U.S. Holder will be required to annually include in gross income (a) as ordinary income, a pro-rata share of our ordinary earnings and (b) as long-term capital gain, a pro-rata share of our net capital gain. An electing corporate U.S. Holder will not be eligible for the dividends received deduction with respect to the income or gain included in gross income under this rule. In addition, in the event that we incur a net loss for a taxable year, the loss will not be available as a deduction to an electing U.S. Holder, and may not be carried forward or back in computing our ordinary earnings and net capital gain in other taxable years. In some cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. Holders may be permitted to elect to defer the payment of some or all of their United States federal income taxes on the QEF's undistributed earnings, subject to an interest charge on the deferred tax amount.

If we are treated as a PFIC for any taxable year during which a U.S. Holder held common shares, we will provide to a U.S. Holder, upon written request, all information and documentation that the U.S. Holder is required to obtain in connection with making a QEF election for United States federal income tax purposes.

In general, if a U.S. Holder fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that we are treated as a PFIC, the United States federal income tax consequences to the U.S. Holder will be determined under the so-called "interest charge" method. Under the interest charge regime:

*

any gain derived from the disposition of PFIC stock (possibly including a gift, an exchange in a corporate reorganization, or a grant as security for a loan), as well as any "excess distribution" that is received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years, or the U.S. Holder's holding period for the stock), will be treated as ordinary income that was earned ratably over each day in the U.S. Holder's holding period for the PFIC stock;

*

the portion of the gain or distribution that is allocable to prior taxable years, other than any year before we became a PFIC, will be subject to United States federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder; and

*

an interest charge will be imposed on the resulting United States federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before we became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of a non-corporate U.S. Holder.

In many cases, application of the interest charge regime will have substantially more onerous United States federal income tax consequences than would result if a timely QEF election is made by a U.S. holder. Accordingly, if we are treated as a PFIC for any taxable year, U.S. holders are urged to carefully consider whether to make a QEF election and the consequences of not making the election.

As an alternative to the QEF election, a U.S. Holder of "marketable stock" in a PFIC may make a "mark-to-market" election, provided the PFIC stock is regularly traded on a "qualified exchange". Under applicable Treasury Regulations, a "qualified exchange" includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934. Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on the exchange for any calendar year during which the stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. We cannot assure U.S. Holders that the common stock will be treated as regularly traded on a qualified exchange.

If a valid mark-to-market election is made, the electing U.S. Holder generally would (a) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of the taxable year and the U.S. Holder's adjusted basis in the PFIC stock, and (b) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election.

Foreign Personal Holding Company

U.S. persons owning, directly or indirectly (on the last day of the corporation's taxable year), shares of a foreign corporation that is a "foreign personal holding company" ("FPHC") are required to include in their gross income a pro rata share of the FPHC's "foreign personal holding company income" that has not been distributed by the corporation to its shareholders during its taxable year. A foreign corporation will constitute a FPHC if more than 50% of its stock (by vote or value) is owned (directly or indirectly) by five or fewer individuals who are U.S. citizens or residents and at least 60% (50% in certain years following the year in which the corporation becomes a FPHC) of its gross income consists of "foreign personal holding company income." "Foreign personal holding company income" includes interest, dividends, royalties, certain rents, and gain from the sale of stock or securities. Based upon the expected size and distribution of common shares in the offering and among current holders, we do not expect to meet the FPHC stock ownership test immediately after the offering and, therefore, will not be a FPHC at such time. We do not expect to meet the income test immediately after the offering and, therefore, will not qualify as a FPHC based upon our income. However, future changes of ownership and income could cause us to become a FPHC.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a general description of the principal Canadian federal income tax considerations generally applicable to the holders of common shares acquired pursuant to this registration statement who at all relevant times hold such common shares as capital property, deal at arm's length with us, and are not affiliated with us, all within the meaning of the Income Tax Act (Canada) (the "Canadian Tax Act"). The common shares will generally be considered to be capital property to you unless held in the course of carrying on a business, in an adventure in the nature of trade, or as "mark-to-market property" for purposes of the Canadian Tax Act. Shareholders who will not hold their common shares as capital property should consult their own tax advisors regarding their particular circumstances, as this summary does not apply to these holders. This summary does not take into account the potential application to certain "financial institutions," as defined in the Canadian Tax Act, of the "mark-to-market" rules.

This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, and counsel's understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency, all in effect as of the date of this document. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this document, although no assurances can be given that the proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary should not be construed to be legal or tax advice to any particular holder of common shares. Accordingly, prospective investors are urged to consult their own tax advisors for advice with respect to the tax consequences to them of acquiring, holding and disposing of our common shares.

Holders Resident in Canada

The following section of this summary applies to a holder of our common shares who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, is or is deemed to be resident in Canada at all relevant times (referred to in this summary as a "Canadian holder"). A Canadian holder whose common shares might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making an irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

Taxation of Dividends

In the case of a Canadian holder who is an individual, dividends received or deemed to be received by the holder on our common shares will be included in computing the holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Dividends received by a corporation on our common shares must be included in computing the corporation's income but generally will be deductible in computing its taxable income. A "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, generally will be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on our common shares to the extent that such dividends are deductible in computing its taxable income.

Disposition of Common Shares

A disposition or deemed disposition of our common shares by a Canadian holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian holder of such shares immediately before the disposition. Under the provisions of the Canadian Tax Act, one-half of any capital gain realized by a Canadian holder will be required to be included as a taxable capital gain in computing income for the year of disposition. One-half of any capital loss (an "allowable capital loss") realized by a Canadian holder may be deducted against taxable capital gains realized in the year of disposition. Subject to detailed rules contained in the Canadian Tax Act, any excess of allowable capital losses over taxable capital gains may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains of those other taxation years.

Capital gains realized by an individual or trust (other than certain specified trusts) may be subject to alternative minimum tax under the Canadian Tax Act. If the Canadian holder of common shares is a corporation, the amount of any capital loss realized on the disposition or deemed disposition of a common share may be reduced by the amount of dividends received or deemed to have been received by it on such common share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

A Canadian-controlled private corporation (as defined in the Canadian Tax Act), may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Holders Not Resident In Canada

The following portion of the summary is generally applicable to a shareholder:

*	who, at all relevant times, is neither a resident nor deemed to be a resident of Canada for purposes of the Canadian Tax Act and any applicable tax treaty or convention;

*	who does not use or hold (and will not use or hold) and is not deemed to use or hold our common shares in, or in the course of, carrying on a business in Canada; and

*

to whom the our common shares do not constitute "taxable Canadian property" for purposes of the Canadian Tax Act (referred to in this summary as a "Non-Resident Shareholder"). Special rules which are not discussed in this summary apply to a non-resident that carries on an insurance business in Canada or elsewhere.

Generally, our common shares will not be taxable Canadian property to a Non-Resident Shareholder at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the New York Stock Exchange and the Nasdaq National Market) at that time, and the holder, persons with whom the holder does not deal at arm's length, or the holder together with all such persons has not owned 25% or more of the issued shares of any class or series in our capital at any time during the 60-month period that ends at the particular time. For this purpose, it is the position of the Canada Customs and Revenue Agency that holders of an interest in or option to acquire our common shares will be considered to hold the common shares to which such interest or option relates. Common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Canadian Tax Act.

Taxation of Dividends

Dividends on our common shares paid or credited or deemed under the Canadian Tax Act to be paid or credited to a Non-Resident Shareholder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in any applicable tax treaty where the holder is a resident of a country with which Canada has an income tax treaty. If the Non-Resident Shareholder is a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on our common shares generally will be subject to Canadian withholding tax at the rate of 15%.

Disposition of Common Shares

A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of our common shares.

SHARES ELIGIBLE FOR FUTURE SALE

U.S. Eligibility for Future Sales

We have 13,537,800 shares of common stock outstanding. All 13,537,800 common shares offered for sale by this prospectus will be freely tradable without restriction in the United States under the Securities Act of 1933 unless purchased by our affiliates.

Common shares issued by us in the future may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

Rule 144

In general, under Rule 144, a person, or group of persons whose shares are aggregated, that has beneficially owned any of our common shares that are restricted securities, as defined in Rule 144, for at least one year, is entitled to sell in the United States within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

*	1% of our common shares then outstanding, which will be approximately 135,378 shares immediately after this offering, or

*

the average weekly trading volume of our common shares in the public market during the four calendar weeks immediately before the sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about us.

Rule 144(k).

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not one of our affiliates, is entitled to sell these shares in the United States without complying with the manner of sale provisions, availability of current public information requirement, volume limitations or notice requirements of Rule 144.

Rule 701.

In general under Rule 701, any of our employees, officers, directors, consultants or advisors who purchased or received shares from us before this offering under a compensatory stock or option plan or written agreement will be eligible to resell their shares in the United States in reliance on Rule 144. Non-affiliates will be able to sell their shares in the United States subject only to the manner of sale provisions of Rule 144. Affiliates are subject to all of the provisions of Rule 144 except that they will be able to sell their shares without compliance with the holding period requirement of Rule 144.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are 40 selling shareholders. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price is the market price. The market price is as set forth on the Bulletin Board operated by the National Association of Securities Dealers, Inc. Sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling shareholders determine from time to time.

On October 14, 2004, our securities began trading on the over-the-counter on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "HPMEF." As trading is thin and sporadic, a shareholder may therefore be unable to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. On March 21, 2005, the bid price was $0.05 and a last trade price was $0.02. The following sets forth a summary of trading prices from October 14, 2004 through March 21, 2005.

The shares were split 3:1 effective February 3, 2005, and the figures following are adjusted for that split.

Quarter ended
	High Bid	Low Bid
2004
September 30	Not listed	Not listed
December 31	$0.02	$0.01
2005
March 21	$0.05	$0.01

We have no outstanding options or warrants, or other securities convertible into, common equity.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be US$25,000.00. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met. There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 13,537,800 shares of common stock outstanding as of April 14, 2004, 4,500,300 shares were owned by our sole officer and director and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933 .

At April 14, 2004, there were 40 holders of record.

The price of the shares has been determined by the sole member of our board of directors.We selected the $0.01 for the shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days.

LEGAL MATTERS

Certain legal matters in connection with the common shares offered by this prospectus and certain tax matters will be passed upon for us by Conrad C. Lysiak, Attorney and Counselor at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, our United States counsel.

EXPERTS

Our financial statements as for the year ended March 31, 2004 have been included in this prospectus in reliance upon the report of Robison, Hill & Co., 1366 Murray-Holladay Rd., Salt Lake City, Utah, 84117, independent Certified Public Accountants, upon their authority as experts in accounting and auditing.

AUDITOR, TRANSFER AGENT AND REGISTRAR

Our auditor is Robison, Hill & Co., 1366 Murray-Holladay Rd., Salt Lake City, Utah, 84117. Our stock transfer agent for our securities is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251 and its telephone number is (480) 481-3940.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act.

Copies of documents referred to in this prospectus may be arranged to be inspected at our offices at 1489 Marine Drive, Suite 136, West Vancouver, B.C. V7V 1B8. Our telephone number is (604) 922-6663.

INDEX TO FINANCIAL STATEMENTS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Page
Independent Auditor's Report	F-1
Balance Sheet
March 31, 2004	F-3
Statements of Operations for the
Period April 28, 2003 (Inception) to March 31, 2004	F-4
Statement of Stockholders' Equity
Since April 28, 2003 (Inception) to March 31, 2004	F-5
Statements of Cash Flows for the
Period April 28, 2003 (Inception) to March 31, 2004	F-6
Notes to Financial Statements	F-7

INDEPENDENT AUDITOR'S REPORT

Homeland Precious Metals Corp.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Homeland Precious Metals Corp.(An Exploration Stage Company) as of March 31, 2004, and the related statements of operations and cash flows for the period April 28, 2003 (Inception) to March 31, 2004, and the statements of stockholders' equity since April 28, 2003 (Inception) to March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Homeland Precious Metals Corp. (An Exploration Stage Company) as of March 31, 2004, and the results of its operations and its cash flows for the period April 28, 2003 to March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully Submitted,
/s/ Robison, Hill & Co.
Certified Public Accountants

Salt Lake City, Utah
April 21, 2004, except as to the effects of a forward stock split disclosed in Note 8, which are as of February 17, 2005.

HOMELAND PRECIOUS METALS CORP.
(An Exploration Stage Company)
BALANCE SHEETS

March 31,
2004

ASSETS:
Current Assets:
Cash	$60,290
Total Current Assets	60,290

TOTAL ASSETS	$60,290

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts Payable	$-
Note Payable - Shareholder	343
Total Current Liabilities	343

TOTAL LIABILITIES	343

Stockholders' Equity:
Preferred Stock, No Par Value
Authorized 20,000,000 shares,
No shares issued at March 31, 2004	$-
Common Stock, No Par Value
Authorized 300,000,000 shares,
Issued 13,537,800 shares at March 31, 2004	76,526
Deficit Accumulated During Exploration Stage	(16,579)
Retained Deficit	-

TOTAL STOCKHOLDERS' EQUITY	59,947

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,290

The accompanying notes are an integral part of these financial statements.

HOMELAND PRECIOUS METALS CORP.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

		Cumulative
	For the	Since
	Period	April 28,
	April 28, 2003	2003
	(Inception) to	Inception of
	March 31,	Exploration
	2004	Stage

Revenues:	$-	$-

Expenses:
General & Administrative	1,573	1,573
Legal Fees	15,000	15,000

Net Loss from Operations	(16,573)	(16,573)

Other Income (Expense)
Interest, Net	(6)	(6)

Net Loss	$(16,579)	$(16,579)

Basic & Diluted loss per share	$-

Weighed Average Shares	13,248,591

The accompanying notes are an integral part of these financial statements.

HOMELAND PRECIOUS METALS CORP.
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY

						Deficit
						Accumulated
						During
	Preferred Stock		Common Stock		Retained	Exploration
	Shares	Value	Shares	Par Value	Deficit	Stage	Total
April 28, 2003, Shares Issued to
President (Inception)	-	$-	100	$-	$-	$-	$-

April 30, 2003, Shares Issued to
President for Cash	-	-	1,500,000	1,140	-	-	1,140

May 9, 2003, Shares Issued to
Various People for Cash	-	-	3,012,500	75,386	-	-	75,386

Net Loss	-	-	-	-	-	(16,579)	(16,579)
Total Comprehensive Income	-	-	-	-	-	(16,579)	(16,579)

Balance at March 31, 2004
As previously reported	-	-	4,512,500	76,526	-	(16,579)	59,947

Retroactive adjustment for
3 for 1 forward stock split	-	-	9,025,200	-	-	-	-

Restated Balance at March 31, 2004	-	$-	$13,537,800	$76,526	-	$(16,579)	$59,947

The accompanying notes are an integral part of these financial statements.

HOMELAND PRECIOUS METALS CORP.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

	For the	Cumulative
	Period	Since
	April 28, 2003	April 28, 2003
	(Inception) to	Inception of
	March 31,	Exploration
	2004	Stage
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(16,579)	$(16,579)

Adjustments to reconcile net loss to net
cash used in operating activities:
Increase (Decrease) in accounts payable	-	-
Net Cash Used in operating activities	(16,579)	(16,579)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Shareholder Loan	343	343
Proceeds from Sale of Common Stock	76,526	76,526
Net Cash Provided by Financing Activities	76,869	76,869

Net (Decrease) Increase in Cash	60,290	60,290
Cash at Beginning of Period	-	-

Cash at End of Period	$60,290	$60,290

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES: None

The accompanying notes are an integral part of these financial statements.

HOMELAND PRECIOUS METALS CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of accounting policies for Homeland Precious Metals Corp. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations and Going Concern
 The accompanying financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Several conditions and events cast doubt about the Company's ability to continue as a "going concern". The Company has incurred net losses of approximately $16,600 for the period from April 28, 2003 (inception of exploration stage) to March 31, 2004 and requires additional financing in order to finance its business activities on an ongoing basis. The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

The Company's future capital requirements will depend on numerous factors including, but not limited to, locating and acquiring interests in various mining opportunities

These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

HOMELAND PRECIOUS METALS CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Organization and Basis of Presentation
 The Company was incorporated under the laws of British Columbia on April 28, 2003.

Nature of Business
The Company plans to engage in the acquisition and exploration of natural resource properties. The Company commenced operations on April 28, 2003, but as of March 31, 2004, it has not acquired any interests in any properties. The Company is currently looking for properties worthy of exploration and development.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates
 The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation
 The Company's primary functional currency is the U.S. dollar. Monetary assets and liabilities resulting from transactions with foreign suppliers and customers are translated at year-end exchange rates while income and expense accounts are translated at average rates in effect during the year. Gains and losses on translation are included in income.

Concentration of Credit Risk
 The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

HOMELAND PRECIOUS METALS CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share
 Net income (loss) per share is computed by dividing the net income by the weighted average number of shares outstanding during the period. There were no common stock equivalents as of March 31, 2004.

Comprehensive Income
 The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income is comprised of net income (loss) and all changes to capital deficit except those resulting from investments by owners and distribution to owners.

NOTE 2 - INCOME TAXES

The Company is a Canadian corporation and thus pays Canadian Income Taxes. As of March 31, 2004, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $16,600 that may be offset against future taxable income through 2011. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

NOTE 3 - EXPLORATION STAGE COMPANY/ GOING CONCERN

The Company has not begun principal operations and as is common with an exploration state company, the Company has had recurring losses. Continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to be successful in its planned activity, and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing, which will enable the Company to operate for the coming year.

HOMELAND PRECIOUS METALS CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 4 - COMMITMENTS

As of March 31, 2004, all activities of the Company have been conducted by corporate officers from either their homes or business offices. There are no commitments for future use of the facilities.

NOTE 5 - RELATED PARTY TRANSACTIONS

On April 28, 2003, the Company's president and shareholder loaned the company money in order to pay incorporation fees. This note payable is due on demand with imputed interest of 2 percent. As of March 31, 2004, the Company owes $343.

NOTE 6 - COMMON STOCK TRANSACTIONS

The Company was incorporated to allow for the issuance of up to 300,000,000 shares of no par value common stock (as amended).

On April 28, 2003 (inception), the Company issued 300 shares of common stock to its president.

On April 30, 2003, the Company issued 4,500,000 shares of common stock to its president for $1,140 ($1,500 Canadian). The shares were valued at $.001 per share.

On May 9, 2003, the Company issued 9,037,500 share of common stock to various people for $75,386. The shares were valued at $.025 per share.

NOTE 7 - PREFERRED STOCK

The Company has authorized a total of 20,000,000 shares of Class B Preferred Redeemable Stock with no par value. A holder of Class B Preferred has the right to one vote per share at all shareholder meetings. As of March 31, 2004, no preferred shares were issued.

The holders of Class B Preferred Stock are entitled to receive and the Company shall pay, when declared by the Board of Directors payment of dividend, fixed, non-preferential, non-5 of the amount equal to the redemption price. The Corporation is under no obligation to pay dividends on the Class B Redeemable Preferred Stock, and the stock is redeemable at the option of the Company.

In the event of any liquidation, dissolution or winding-up of the Corporation, the holders of outstanding shares of Class B Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, before any payment shall be made to or set aside for holders of any other stock, at an amount to be designated by the directors plus any unpaid and accrued dividends per share.

HOMELAND PRECIOUS METALS CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 8 - SUBSEQUENT EVENTS

On December 23, 2004, the Shareholders approved a 3 for 1 forward stock split and the Company increased its authorized common shares to 300,000,000. As a result of this action, the total number of outstanding shares was increased from 4,512,600 to 13,537,800. All references to common stock in the financial statements have been changed to reflect the stock split.

Through and including _______________________, 2005 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information Not Required in Prospectus

Item 6.   Indemnification of Directors and Officers

The Articles Homeland Precious Metals Corp. (the "Company") provide that every director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on the part of such person, shall be indemnified by the Company against, and it shall be the duty of the directors out of the funds of the Company to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company, whether the Company is a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the shareholders over all other claims.

The Articles further provides that no director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on such person's party, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for the loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts or any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Item 7.   Recent Sales of Unregistered Securities

We made the following sales of unregistered securities during the last three years.Offers and sales of the Company's securities took place only in British Columbia. No offers or sales were directed to or from the United States of America. Section 5(a) of the Securities Act of 1933 prohibits persons to make use of any means or instruments of transportation or communication in interstate commerce or the U.S. mails in selling a security through the use of any prospectus or otherwise unless a registration statement is filed with the SEC. Again, all offers and sales took place in Canada by a British Columbia corporation and accordingly the transactions were not in interstate commerce nor was the U.S. mail used by the Company to make the offers and sales. Accordingly, the Company was not subject to the laws of the United States of America when offers and sales of its securities were made in British Columbia:

Since inception, 13,537,800 common shares were issued by us without registration under the Securities Act of 1933. The foregoing reflects a 3 for 1 stock split which occurred on February 3, 2005. The 13,537,800 shares were issued through two private placements in order to raise capital. The shares were issued on April 30, 2003, to Mr. Bruce E. Johnstone, our sole officer and director, and on May 9, 2003 to 39 private investors.

The exemptions relied upon in issuing unregistered securities in the Province of British Columbia were the statutory exemptions provided for under sections 45(2)(2.1) and 74(2)(18) of the Securities Act of the Province of British Columbia.

Item 8.   Exhibits

The following exhibits are filed with this registration statement

3.1*	Articles of Organization
3.2	Amended Articles of Organization
4.1*	Share Certificate - Common Stock
5.1	Opinion of Conrad C. Lysiak, Attorney at Law
23.1	Consent of Robison, Hill & Co., Certified Public Accountants
23.2	Consent of Conrad C. Lysiak

*   Previously filed.

Item 9.   Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of West Vancouver, Province of British Columbia, Canada on this 29th day of March, 2005.

HOMELAND PRECIOUS METALS CORP.
(Registrant)

BY:	/s/ Bruce E. Johnstone
Bruce E. Johnstone, President, Principal Executive Officer, Secretary, Treasurer, and Principal Financial Officer, Principal Accounting Officer